EXHIBIT 99.1
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CONTACT:          Investor Relations Department
                  919-466-5492
                  investorrelations@spectrasite.com
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                               SPECTRASITE EMERGES
                   FROM PRE-ARRANGED CHAPTER 11 RESTRUCTURING
                  AND COMPLETES TOWER TRANSACTION WITH CINGULAR

CARY, NC, FEBRUARY 10, 2003 - SpectraSite, Inc., one of the largest wireless tower operators in the United States, announced that its Pre-Arranged Chapter 11 Plan of Reorganization went into effect today. The Plan of Reorganization had been confirmed by the United States Bankruptcy Court for the Eastern District of North Carolina on January 28, 2003.

The Company also announced that its SpectraSite Communications subsidiary closed the previously announced sale of its interest in 545 towers located in California and Nevada to Cingular. Net proceeds from the sale were $73.5 million and will be used to repay a portion of the indebtedness outstanding under SpectraSite Communications' senior credit facility.

As part of the Plan of Reorganization, the Company's legal name has changed from SpectraSite Holdings, Inc., to SpectraSite, Inc.

Under the Plan of Reorganization, the Company will issue 23.75 million shares of new common stock. Of this amount, 162,915 shares will be reserved for disputed unsecured claims. The remainder will be distributed to the holders of the Company's old senior notes, senior discount notes and senior convertible notes. To the extent that the reserved shares are not used to satisfy the disputed unsecured claims, they will also be distributed to holders of the Company's old notes at a later time.

Holders of the Company's old senior notes, senior discount notes and senior convertible notes will receive new common stock at the following rates by way of a mandatory exchange:

                                                             SHARES OF NEW
                                                           COMMON STOCK PER
                                                         $1,000 FACE AMOUNT OF
                 SERIES                     CUSIP               NOTES
-----------------------------------  ------------------  ---------------------
10.75% Senior Notes                      84760T-AH-3         14.335445
-----------------------------------  ------------------  ---------------------
12.50% Senior Notes                      84760T-AN-0         14.212825
-----------------------------------  ------------------  ---------------------
12.00% Senior Discount Notes             84760T-AB-6         12.381503
-----------------------------------  ------------------  ---------------------
11.25% Senior Discount Notes             84760T-AE-0         11.458335
-----------------------------------  ------------------  ---------------------
12.875% Senior Discount Notes            84760T-AJ-9         10.002228
-----------------------------------  ------------------  ---------------------
6.75% Senior Convertible Notes           84760T-AK-6         13.828240
-----------------------------------  ------------------  ---------------------

Also under the Plan of Reorganization, the Company will issue warrants to purchase 1.25 million shares of new common stock to holders of the Company's old common stock. Holders of old common stock will receive a warrant to purchase one share of new common stock for every 132.9266 shares of old common stock that they


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owned as of February 10, 2003. The warrants will have an exercise price of $32 per share and will expire on February 10, 2010. A Letter of Transmittal and instructions from the Company' agent will be sent in the next few days to persons who hold certificates representing old common stock regarding the return of their old common stock certificates in exchange for certificates representing warrants. Persons who hold old common stock through book-entry accounts will receive warrants in book-entry form on or about February 11, 2003.

Today is the last day of trading for the old common stock and the old notes. Under the Plan of Reorganization, the old common stock and the old notes will be deemed cancelled and of no further force and effect. The new common stock and warrants are expected to be available for trading on February 11, 2003. The new common stock has been assigned the ticker symbol SPCSV. The warrants have been assigned the ticker symbol SPSWV. The new common stock and warrants will initially trade on a when-issued basis. The extent to which an active trading market develops is dependent upon the interest of holders and market makers in trading activity.

The Plan of Reorganization involves only the publicly held debt and equity securities of SpectraSite, Inc., a holding company without any business operations of its own. The Company's other creditors and its assets, strategy and ongoing operations were not affected by the Chapter 11 filing. The Company's subsidiaries, which are independent legal entities that generate their own cash flow and have access to their own credit facilities, have continued to operate normally during the Chapter 11 process.

Further information concerning the Plan of Reorganization and the Chapter 11 process can be found on the Company's website at www.spectrasite.com.

ABOUT SPECTRASITE, INC.

SpectraSite, Inc. (www.spectrasite.com), based in Cary, North Carolina, is one of the largest wireless tower operators in the United States. At September 30, 2002, SpectraSite owned or managed approximately 20,000 sites, including 7,999 towers primarily in the top 100 markets in the United States. SpectraSite's customers are leading wireless communications providers and broadcasters, including AT&T Wireless, ABC Television, Cingular, Nextel, Paxson Communications, Sprint PCS, Verizon Wireless and Voicestream.

SAFE HARBOR

This press release and oral statements made from time to time by representatives of the Company may contain "forward-looking statements" concerning SpectraSite's future expectations, financial and operating projections, plans, strategies and the trading markets for its securities. These forward-looking statements are subject to a number of risks and uncertainties. The Company wishes to caution readers that certain factors may impact the Company's actual results and could cause results for subsequent periods to differ materially from those expressed in any forward-looking statements made by or on behalf of the Company. Such factors include, but are not limited to (i) the interest of market makers and others in maintaining an active market for SpectraSite's securities, (ii) SpectraSite's substantial capital requirements and leverage, even after giving effect to its capital restructuring, (iii) market conditions, (iv) the Company's dependence on demand for wireless communications and related infrastructure, (v) competition in the communications tower industry, including the impact of technological developments and (vi) future regulatory actions and conditions in its operating areas. These and other important factors are described in more detail in Item 1a "Risk Factors" of the Company's Annual Report on Form 10-K for the year ended December 31, 2001 and in the Company's other SEC filings and public announcements. The Company undertakes no obligation to update forward-looking statements to reflect subsequently occurring events or circumstances.

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